Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

First PacTrust Bancorp, Inc.:

We consent to the incorporation by reference in the Registration Statement No. 333-185869 on Form S-4 of First PacTrust Bancorp, Inc. of our reports dated March 28, 2013 with respect to the consolidated financial statements of First PacTrust Bancorp, Inc., and the effectiveness of internal control over financial reporting, which reports appear in the Annual Report on Form 10 K of the First PacTrust Bancorp, Inc. for the year ended December 31, 2012 and to the reference to our firm under the heading “Experts” in the Registration Statement. Our report on the effectiveness of internal controls over financial reporting as of December 31, 2012, contains an explanatory paragraph that states that First PacTrust Bancorp, Inc. merged with Beach Business Bank and acquired Gateway Business Bank during 2012, and management excluded from its assessment of the effectiveness of First PacTrust Bancorp, Inc.’s internal control over financial reporting as of December 31, 2012, Beach Business Bank and Gateway Business Bank’s internal control over financial reporting associated with total assets of $454.2 million and total revenues of $31.3 million included in the consolidated financial statements of First PacTrust Bancorp, Inc. and subsidiaries as of and for the year ended December 31, 2012. Our audit of internal control over financial reporting of First PacTrust Bancorp, Inc. also excluded an evaluation of the internal control over financial reporting of Beach Business Bank and Gateway Business Bank.

/S/ KPMG LLP

Irvine, California

April 10, 2013